EXHIBIT 99.4

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES, AND OTHER NOMINEES

$1,533,350,001

CityCenter Holdings, LLC

and

CityCenter Finance Corp.

Exchange Offer for All Outstanding

$900,000,000 aggregate amount of 7.625% Senior Secured First Lien Notes due 2016

(CUSIP Nos. 178760AA2 and U1767PAA0)

for new 7.625% Senior Secured First Lien Notes due 2016

that have been registered under the Securities Act of 1933

and

$633,350,001 aggregate amount of 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017

(CUSIP Nos. 178760AC8 and U1767PAB8)

for new 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017

that have been registered under the Securities Act of 1933

Pursuant to the Prospectus dated                     , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and other Nominees:

CityCenter Holdings, LLC, a Delaware limited liability company (the “Company”) and CityCenter Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), are offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2011 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $1,533,350,001 in aggregate principal amount of new senior notes consisting of $900,000,000 aggregate principal amount of 7.625% Senior Secured First Lien Notes due 2016 and $633,350,001 aggregate principal amount of 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017 (collectively, the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the applicable series of outstanding 7.625% Senior Secured First Lien Notes due 2016 and 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017 (collectively, the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (the “Exchange Offer”). The Exchange Offer is being made pursuant to the registration rights agreements that the Issuers entered into with the initial purchasers in connection with the issuance of the Outstanding Notes. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Prospectus dated , 2011;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or prior to the Expiration Time, certificates for Outstanding Notes are not available, if time will not permit all required documents to reach the Exchange Agent, or if the procedure for book-entry transfer cannot be completed;

4.	A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	Substitute Form W-9 and Guidelines for Certification of Taxpayer identification number on Substitute Form W-9.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2011, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or prior to the Expiration Time.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Outstanding Notes must be delivered to the Exchange Agent (or book-entry transfer of the Outstanding Notes must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Issuers will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have regarding the procedure for tendering Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CityCenter Holdings, LLC

CityCenter Finance Corp.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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